As filed with the Securities and Exchange Commission on June 8, 2021

Registration No. 333-256548

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NightFood Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	2060	46-3885019
State or other jurisdiction	Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification Number)

520 White Plains Road - Suite 500

Tarrytown, NY 10591

888-888-6444

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Sean Folkson, CEO

520 White Plains Road - Suite 500

Tarrytown, NY 10591

888-888-6444

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with copy to

Stephen E. Fox, Esq.

Ruskin Moscou Faltischek, PC

1425 RXR Plaza

15th Floor, East Tower

Uniondale, New York 11556

(516) 663-6600

(516) 663-6780 (fax)

 Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated file,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filed	☐
Non-accelerated filed	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Common Stock, $0.001 per share (3)	51,200,000	$0.311	$15,923,200	$1,737.22

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act, computed based upon the high ($0.33) and low ($0.292) selling prices per share of the registrant’s common stock on May 25, 2021 on the OTCQB marketplace.
(3)	Represents (i) 22,575,000 shares of common stock that may be sold by certain of the selling shareholders named herein upon the conversion of the outstanding Series B Preferred Stock of the registrant; (ii) 22,575,000 shares of common stock that may be sold by certain of the selling shareholders named herein upon the exercise by such selling shareholders of common stock purchase warrants expiring April 16, 2026, which are issuable upon conversion of the outstanding Series B Preferred Stock of the registrant; and (iii) 6,050,000 shares of common stock that may be sold by certain of the selling shareholders named herein upon the exercise by such selling shareholders of common stock purchase warrants expiring between February 1, 2026 and April 18, 2026.
(4)	Previously paid.

EXPLANATORY NOTE

NightFood Holdings, Inc. (the “Registrant”) is filing this Amendment No. 1 to Form S-1 (the “Amendment”) for the sole purpose of filing the opinion and consent of counsel as Exhibits 5.1 and 23.2, respectively. The Registrant is further updating Item 15 of Part II of the Amendment through June 7, 2021.

PART II

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission registration fee	$1,737.22
Transfer Agent Fees	$0
Accounting fees and expenses	$10,000.00
Legal fees and expense	$30,000.00
Blue Sky fees and expenses	$0
Miscellaneous	$3,262.78
Total	$45,000.00

None of such expenses will be borne by the selling shareholders referenced in the prospectus forming a part of this Registration Statement on Form S-1.

Item 14. Indemnification of Directors and Officers

The Certificate of Incorporation and the Bylaws of our Company provide that the Company will indemnify, to the fullest extent permitted by the Nevada Revised Statutes, each person who is or was a director, officer, employee or agent of the Company, or who serves or served any other enterprise or organization at the request of the Company. Pursuant to Nevada law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Nevada law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Company has not entered into any agreements with its directors and executive officers that require the Company to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of the Company or any of its affiliated enterprises.

The Company does not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

Item 15. Recent Sales of Unregistered Securities

In the fiscal year ended June 30, 2018, the Company (a) sold 464,085 shares of common stock for cash proceeds of $60,000, (b) issued 2,658,455 shares of common stock for services with a fair value of $554,353, (c) issued 270,382 shares of common stock in consideration of interest payments with a fair value of $20,487, and (d) issued 9,490,975 shares of common stock as consideration for convertible debt with a fair value of $574,618. These shares were issued in private transactions pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or under Regulation D (“Regulation D”) promulgated under the Securities Act, as transactions by an issuer not involving any public offering.

During the fiscal year ended June 30, 2019, the Company (a) sold 84,389 shares of common stock for cash proceeds of $50,000, (b) issued 483,808 shares of common stock for services with a fair value of $345,656, (c) issued 281,957 shares of common stock for payment of certain accounts payable liabilities with a fair value of $63,850, (d) issued 400,000 shares of common stock for the exercise of warrants valued at $120,000, (e) issued 667,959 shares of common stock in consideration of interest payments with a fair value of $95,805 and (f) issued 9,247,414 shares of common stock as consideration for convertible debt with a fair value of $1,327,953. These shares were issued in private transactions pursuant to Section 4(a)(2) of the Securities Act and/or in offerings under Regulation D, as transactions by an issuer not involving any public offering.

During the fiscal year ended June 30, 2020, the Company issued (a) 1,385,990 shares of common stock for services rendered with a fair value of $308,768, (b) 580,666 shares of common stock in consideration of interest payments with a fair value of $88,762 and (c) 6,056,168 shares of common stock as consideration for convertible debt with a fair value of $961,000. These shares were issued in private transactions pursuant to Section 4(a)(2) of the Securities Act and/or in offerings under Regulation D, as transactions by an issuer not involving any public offering.

During the period from July 1, 2020 through June 7, 2021, the Company issued (a) 16,049,577 shares of common stock in regards to the conversion of debt and interest valued at $1,467,274, (b) 836,630 shares of common stock for services rendered valued at $131,434 and (c) 4,650 shares of its Series B Preferred Stock to accredited investors in a private placement at a price of $1,000 per share. These shares were issued in private transactions pursuant to Section 4(a)(2) of the Securities Act and/or in offerings under Regulation D, as transactions by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as a part of, or incorporated by reference into, this Registration Statement.

The following exhibits, which are numbered in accordance with Item 601 of Regulation S-K, are filed herewith or, as noted, incorporated by reference herein.

Exhibit No.	Description
3.1	Articles of Incorporation (1)
3.2	Articles of Amendment (2)
3.3	Bylaws (1)
3.4	Certificate of Designation – Series A Preferred Stock (3)
3.5	Certificate of Designation – Series B Preferred Stock (4)
4.1	Specimen Stock Certificate (1)
4.2	Form of Warrant (4)
5.1	Opinion of Ruskin Moscou Faltischek, PC
10.1	Lease Receipt and terms and conditions (5)
10.2	Form of Subscription Agreement (4)
10.3	Settlement and Exchange Agreement between the Registration and Eagle (4)
10.4	Letter of Engagement between the Registrant and SC (4)
10.5	Consulting Agreement with Sean Folkson (6)
10.6	Agreement For Shareholder Lock-Up And Acquisition Of Warrants with Sean Folkson (7)
21.1	Subsidiaries of the Registrant*
23.1	Consent of RBSM LLP*
23.2	Consent of Ruskin Moscou Faltischek, PC (included in Exhibit 5.1)

*	Previously filed.
(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Registration Number: 333-193347)
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed September 20, 2017
(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed July 17, 2018
(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed April 23, 2021
(5)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for Fiscal Year ended June 30, 2017
(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed December 22, 2020
(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed January 20, 2021

Item 17. Undertakings

Pursuant to Rule 415 under the Securities Act of 1933 (as amended and updated from time to time)

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sales securities, a post-effective amendment to this registration statement;

(I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any additional material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

If the undersigned Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of this Registration Statement, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided , however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Village of Tarrytown, New York on June 8, 2021.

NIGHTFOOD HOLDINGS, INC.

/s/ Sean Folkson
Sean Folkson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Sean Folkson	President, Chief Executive Officer and Director	June 8, 2021
Sean Folkson	(Principal Executive, Financial and Accounting Officer)

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